Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE: July 25, 2012

HERITAGE FINANCIAL ANNOUNCES SECOND

QUARTER RESULTS AND DECLARES CASH

DIVIDEND

•	Diluted earnings per share were $0.21 for the quarter ended June 30, 2012 compared to $0.27 per share for the quarter ended March 31, 2012 and $0.11 in the prior year quarter ended June 30, 2011

•	Nonperforming originated loans decreased to 1.69% of total originated loans at June 30, 2012 from 1.88% at March 31, 2012 and from 2.57% at June 30, 2011

•	Originated loans receivable increased $16.3 million during the quarter ended June 30, 2012

•	Common stock repurchases totaled approximately 383,000 shares for the quarter ended June 30, 2012

Olympia, WA-HERITAGE FINANCIAL CORPORATION (NASDAQ GS: HFWA) Brian L. Vance, President and CEO of Heritage Financial Corporation (“Company” or “Heritage”), today reported that the Company had net income for the quarter ended June 30, 2012 of $3.2 million compared to net income of $1.7 million for the quarter ended June 30, 2011 and $4.2 million for the linked-quarter ended March 31, 2012. Net income for the quarter ended June 30, 2012 was $0.21 per diluted share, compared to $0.11 per diluted share for the quarter ended June 30, 2011 and $0.27 per diluted share for the linked-quarter ended March 31, 2012.

Net income for the six months ended June 30, 2012 was $7.4 million, or $0.48 per diluted common share, compared to $2.5 million, or $0.16 per diluted common share, for the six months ended June 30, 2011.

Mr. Vance commented, “Our year-over-year earnings continue to improve both on a quarter and a year-to-date basis. On a linked-quarter basis, earnings for the quarter ended June 30, 2012 were down from the earnings for the quarter ended March 31, 2012 largely as a result of increased credit costs primarily associated with the purchased loan portfolios. However, our credit metrics continue a trend of improvement. Nonperforming originated loans to total originated loans decreased to 1.69% at June 30, 2012 from 1.88% at March 31, 2012. In addition, our ratio of allowance for loan losses to nonperforming originated loans increased to 144.73% at June 30, 2012 from 143.11% at March 31, 2012 and 109.38% at June 30, 2011.”

Mr. Vance added, “The extended period of historically low interest rates is impacting our net interest margin. At 5.25% for the second quarter 2012, our margin is one of the highest of our peers but is down from a year ago and on a linked–quarter basis. Loan yields from new business and scheduled re-pricing of existing business will likely continue to decline at a faster rate than our already low deposit costs which will be a common challenge for community banks going forward.”

Balance Sheet

The Company’s total assets decreased to $1.34 billion at June 30, 2012 from $1.37 billion at March 31, 2012. During the quarter ended June 30, 2012, interest earning deposits decreased by $58.8 million which was partially offset by an $11.5 million increase in net loans.

Total originated loans (not including loans held for sale) increased $16.3 million to $853.6 million at June 30, 2012 from $837.3 million at March 31, 2012. The increase was due to an $18.6 million increase in commercial business loans during the quarter.

Total deposits decreased slightly to $1.11 billion at June 30, 2012 from $1.14 billion at March 31, 2012. Total non-maturity deposits decreased $18.8 million to $806.4 million at June 30, 2012 from $825.1 million at March 31, 2012 while certificate of deposit accounts decreased $7.4 million to $307.0 million at June 30, 2012 from $314.4 million at March 31, 2012. However, non-maturity deposits to total deposits remained constant at 72.4% at June 30, 2012 and March 31, 2012. In addition, non-interest demand deposits to total deposits was 20.5% at June 30, 2012 compared to 20.6% at March 31, 2012.

Total equity decreased $5.5 million to $200.1 million at June 30, 2012 from $205.7 million at March 31, 2012. The decrease was due to $5.2 million in stock repurchases and $4.3 million in cash dividends declared partially offset by $3.2 million in net income for the quarter ended June 30, 2012. During the quarter ended June 30, 2012, the Company repurchased approximately 383,000 shares at a weighted average price of $13.47 per share. The Company and its subsidiary banks continue to maintain capital levels significantly in excess of the applicable regulatory requirements for them to be categorized as “well-capitalized”. The Company had Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios at June 30, 2012 of 13.8%, 18.9% and 20.2%, respectively, as compared to 14.1%, 19.9% and 21.2% at March 31, 2012, respectively.

Mr. Vance continued, “We were pleased to see loan growth in the second quarter following a basically flat first quarter. The loan growth was primarily in originated commercial loans. The local economies in the communities we serve continue to experience difficulties in gaining meaningful traction and loan growth is likely to be more a function of increasing our market share rather than a growing economy. In addition to share repurchases, we declared a special dividend of $0.20 per share in June payable in July evidencing our focus on capital management. This is in addition to the regular $0.08 per share dividend we declared in April payable in May and the regular $0.08 per share dividend we declared this month payable in August.”

Credit Quality

The allowance for loan losses on originated loans at June 30, 2012 decreased $1.7 million to $20.8 million from $22.6 million at March 31, 2012 as a result of $1.9 million of net charge-offs recognized during the period. Nonperforming originated loans to total originated loans was 1.69% at June 30, 2012, a decrease from 1.88% at March 31, 2012. Nonaccrual originated loans decreased $1.5 million to $16.7 million ($14.4 million net of government agency guarantees) at June 30, 2012 from $18.2 million at March 31, 2012. The decrease in nonaccrual loans was due substantially to charge-offs during quarter.

The allowance for loan losses to nonperforming originated loans was 144.7% at June 30, 2012 compared to 143.1% at March 31, 2012. Potential problem originated loans were $28.3 million at June 30, 2012 compared to $31.3 million at March 31, 2012. Restructured originated performing loans were $14.1 million at June 30, 2012 compared to $14.6 million at March 31, 2012. The Company believes that its allowance for loan losses is appropriate to provide for probable incurred losses based on an evaluation of known and inherent risks in the loan portfolio at June 30, 2012.

Nonperforming originated assets were $24.8 million ($22.5 million net of government agency guarantees), or 1.92% of total originated assets, at June 30, 2012, compared to $25.8 million ($23.4 million net of government agency guarantees), or 1.95% of total originated assets, at March 31, 2012. Other real estate owned increased to $8.6 million at June 30, 2012 (of which $563,000 was covered by Federal Deposit Insurance Corporation (“FDIC”) loss sharing agreements) from $8.3 million at March 31, 2012 (of which $705,000 was covered by FDIC loss sharing agreements).

Operating Results

Net interest income decreased $1.9 million, or 10.7%, to $16.2 million for the quarter ended June 30, 2012 compared to $18.2 million for the same period in 2011. Net interest income decreased $848,000, or 2.5%, to $32.9 million for the six months ended June 30, 2012 compared to $33.8 million during the same period in the prior year.

Heritage’s net interest margin for the quarter ended June 30, 2012 decreased to 5.25% from 5.93% for the same period in 2011 and from 5.35% in the linked-quarter ended March 31, 2012. The net interest margin for the six months ended June 30, 2012 decreased to 5.30% from 5.50% in the same period in 2011.

The effect on the net interest margin of discount accretion on the acquired loan portfolio for the quarter ended June 30, 2012 was approximately 55 basis points compared to 104 basis points in the same quarter of the prior year and 49 basis points for the linked quarter ended March 31, 2012. Interest reversals on nonaccrual originated loans impacting the net interest margin for the quarter ended June 30, 2012 were approximately eight basis points compared to 13 basis points for the same quarter in the prior year and eight basis points for the linked quarter ended March 31, 2012.

The provision for loan losses on originated loans decreased to $200,000 for the quarter ended June 30, 2012 compared to $2.0 million for the quarter ended June 30, 2011. For the six months ended June 30, 2012, the provision for loan losses on originated loans decreased to $200,000 from $4.6 million for the six months ended June 30, 2011. The decrease in provision expense was substantially due to improving credit quality metrics. The Company had net charge-offs of $1.9 million for the quarter ended June 30, 2012 compared to net recoveries of $246,000 for the quarter ended March 31, 2012 and net charge-offs of $1.4 million for the quarter ended June 30, 2011. For the six months ended June 30, 2012, the Company had net charge-offs of $1.7 million compared to $4.6 million for the six months ended June 30, 2011.

The provision for loan losses on purchased loans totaled $419,000 for the quarter ended June 30, 2012 compared to $1.5 million for the comparable period in the prior year and $(109,000) for the linked quarter ended March 31, 2012. For the six months ended June 30, 2012, the provision for loan losses on purchased loans was $310,000 compared to $3.3 million for the six months ended June 30, 2011. As of the acquisition dates, purchased loans were recorded at their estimated fair value, incorporating our estimate of future expected cash flows until the ultimate resolution of these credits. To the extent actual or projected cash flows are less than previously estimated, additional provisions for loan losses on the purchased loan portfolios will be recognized immediately into earnings. To the extent actual or projected cash flows are more than previously estimated, the increase in cash flows is recognized immediately as a recapture of provision for loan losses (if a provision had previously been recognized for that pool of loans) or prospectively recognized in interest income as a yield adjustment (if a provision had not previously been recognized for that pool of loans).

Cash flows on pools of acquired loans are re-estimated on a quarterly basis. As reflected in the table below, incremental accretion income was $1.7 million for the quarter ended June 30, 2012 compared to $1.5 million for the quarter ended March 31, 2012 and $3.2 million for the quarter ended June 30, 2011. For the six months ended June 30, 2012, incremental accretion income was $3.2 million compared to $4.2 million for the six months ended June 30, 2011.

For the quarter ended June 30, 2012, the Company recognized $(19,000) of change in FDIC indemnification asset compared to $(176,000) and $(1.7) million for the quarters ended March 31, 2012 and June 30, 2011, respectively. For the six months ended June 30, 2012, the Company recognized $(195,000) of change in FDIC indemnification asset compared to $(912,000) for the six months ended June 30, 2011.

The following table illustrates the significant accounting entries associated with the Company’s acquired loan portfolios:

	Three Months Ended			Six Months Ended
	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
(in thousands)
Incremental accretion income over stated note rate(1)	$1,709	$1,524	$3,194	$3,233	$4,177
Change in FDIC indemnification asset	(19)	(176)	(1,712)	(195)	(912)
Provision for loan losses	(419)	109	(1,529)	(310)	(3,307)

Pre-tax earnings impact	$1,271	$1,457	$(47)	$2,728	$(42)

(1)	The incremental accretion income represents the amount of income recorded on the acquired loans above the contractual stated interest rate in the individual loan notes. This income stems from the discount established at the time these loan portfolios were acquired and modified as a result of quarterly cash flow re-estimation.

Donald J. Hinson, Senior Vice President and Chief Financial Officer, commented, “Due to marginal declines in estimated cash flows on our purchased non-covered loan portfolio, we recognized a $419,000 provision for loan losses on purchased loans. Partially offsetting this provision was a slight increase in incremental accretion on the acquired portfolios. The overall pre-tax earnings impact of the acquired loan portfolios for the quarter ended June 30, 2012 was $1.27 million compared to $1.46 million for the prior quarter ended March 31, 2012. We have begun to see lessening volatility in the quarterly earnings impact of the acquired portfolios. Although there still may be periodic volatility, we expect the overall trend of improvement to continue.”

Non-interest income was $2.1 million for the quarter ended June 30, 2012 compared to $251,000 for the same period in 2011 and $1.9 million for the linked-quarter ended March 31, 2012. For the six months ended June 30, 2012, non-interest income increased $812,000 to $4.0 million from $3.2 million for the six months ended June 30, 2010.

The increases are primarily due to the change in FDIC indemnification asset. Merchant Visa income and merchant Visa expense are now reported net in non-interest income (merchant Visa expense was previously reported as non-interest expense). For comparability purposes, prior year amounts have also been netted.

Non-interest expense was $12.9 million for the quarter ended June 30, 2012 compared to $12.6 million for the quarter ended June 30, 2011 and for the linked-quarter ended March 31, 2012. The increase for the three months ended June 30, 2012 compared to the same period in the prior year was due to increased professional services expense in the amount of $215,000, increased salaries and employee benefits expense of $212,000 and increased other real estate owned expense in the amount of $148,000 partially offset by a $169,000 decrease in the federal deposit insurance premium expense. For the six months ended June 30, 2012, non-interest expense was $25.5 million compared to $25.7 million for the six months ended June 30, 2011.

Dividend

On July 25, 2012, the Company’s Board of Directors declared a dividend of $0.08 per share payable on August 24, 2012 to shareholders of record on August 10, 2012.

Earnings Conference Call

The Company will hold a telephone conference call to discuss this earnings release on July 26, 2012, at 11:00 a.m. Pacific time. To access the call, please dial (800) 230-1085 a few minutes prior to 11:00 a.m. Pacific time. The call will be available for replay through August 9, 2012, by dialing (800) 475-6701 — access code 252253.

About Heritage Financial

Heritage Financial Corporation is a bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank. Heritage Bank serves western Washington and the greater Portland, Oregon area through its twenty-seven full-service banking offices and its Online Banking Website www.HeritageBankNW.com. Central Valley Bank serves Yakima and Kittitas counties in central Washington through its six full-service banking offices and its Online Banking Website www.CVBankWA.com. Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com.

Contact:

Brian L. Vance, President & Chief Executive Officer, (360) 943-1500

Non-GAAP Financial Measures

This news release contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (GAAP). These measures include tangible common equity, tangible book value per share and tangible common equity to tangible assets. Tangible common equity (tangible book value) excludes goodwill and other intangible assets. Tangible assets exclude goodwill and other intangible assets. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in the Company’s capital reflected in the current quarter and year-to-date results. Where applicable, the Company has also presented comparable capital information using GAAP financial measures. Reconciliations of the GAAP and non-GAAP financial measures are presented below.

(in thousands)	June 30, 2012	March 31, 2012	June 30, 2011
Stockholders’ equity	$200,135	$205,662	$205,651
Less: goodwill and other intangible assets	14,311	14,418	14,739

Tangible common equity	$185,824	$191,244	$190,912

Total assets	$1,338,139	$1,374,864	$1,338,735
Less: goodwill and other intangible assets	14,311	14,418	14,739

Tangible assets	$1,323,828	$1,360,446	$1,323,996

Forward-Looking Statements

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Board of Governors of the Federal Reserve System and of our bank subsidiaries by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, including the interpretation of regulatory capital or other rules including changes from the Dodd-Frank Wall Street Reform and Consumer Protection Act and regulations that have been or will be promulgated thereunder; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired including the Cowlitz Bank and Pierce Commercial Bank transactions, or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; risks relating to acquiring assets or entering markets in which we have not previously operated and may not be familiar; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and other risks detailed from time to time in our filings with the Securities and Exchange Commission.

The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for future periods to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

HERITAGE FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollar amounts in thousands; unaudited)

	June 30, 2012	March 31, 2012	June 30, 2011
Assets
Cash on hand and in banks	$31,245	$28,900	$31,069
Interest earning deposits	52,011	110,857	86,323

Cash and cash equivalents	83,256	139,757	117,392
Investment securities available for sale	149,778	143,186	147,864
Investment securities held to maturity	11,190	11,787	13,175
Loans held for sale	1,174	1,118	673
Originated loans receivable	853,633	837,346	782,497
Less: Allowance for loan losses	(20,843)	(22,563)	(22,011)

Originated loans receivable, net	832,790	814,783	760,486
Purchased covered loans receivable, net of allowance for loan losses of $3,973, $4,111 and $2,516	97,357	100,498	117,604
Purchased non-covered loans receivable, net of allowance for loan losses of $4,667, $4,121 and $791	72,273	75,606	103,473

Total loans receivable, net	1,002,420	990,887	981,563
FDIC indemnification asset	8,212	8,921	14,485
Other real estate owned ($563, $705 and $0 covered by FDIC loss share, respectively)	8,634	8,349	1,911
Premises and equipment, net	23,166	22,968	22,456
Federal Home Loan Bank (“FHLB”) stock, at cost	5,594	5,594	5,594
Accrued interest receivable	4,683	4,776	5,069
Prepaid expenses and other assets	25,721	23,103	13,814
Goodwill and other intangible assets	14,311	14,418	14,739

Total assets	$1,338,139	$1,374,864	$1,338,735

Liabilities and Stockholders’ Equity
Deposits	$1,113,346	$1,139,537	$1,107,720
Securities sold under agreement to repurchase	13,656	20,786	17,272
Accrued expenses and other liabilities	11,002	8,879	8,092

Total liabilities	1,138,004	1,169,202	1,133,084

Common stock	121,955	126,799	128,825
Unearned compensation – ESOP	(50)	(71)	(138)
Retained earnings	76,434	77,499	75,628
Accumulated other comprehensive income, net	1,796	1,435	1,336

Total stockholders’ equity	200,135	205,662	205,651

Total liabilities and stockholders’ equity	$1,338,139	$1,374,864	$1,338,735

Common stock, shares outstanding	15,143,189	15,476,460	15,649,383

HERITAGE FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Interest income:
Interest and fees on loans	$16,465	$17,018	$18,829	$33,483	$35,401
Taxable interest on investment securities	604	652	768	1,256	1,431
Nontaxable interest on investment securities	267	256	199	523	378
Interest on interest earning deposits	53	63	61	116	141

Total interest income	17,389	17,989	19,857	35,378	37,351

Interest expense:
Deposits	1,163	1,277	1,682	2,440	3,557
Other borrowings	16	18	20	34	42

Total interest expense	1,179	1,295	1,702	2,474	3,599

Net interest income	16,210	16,694	18,155	32,904	33,752
Provision for loan losses on originated loans	200	—	1,995	200	4,590
Provision for loan losses on purchased loans	419	(109)	1,529	310	3,307

Net interest income after provision for loan losses	15,591	16,803	14,631	32,394	25,855

Non-interest income:
Gain on sales of loans, net	53	63	35	116	186
Service charges on deposits	1,345	1,305	1,278	2,650	2,516
Merchant Visa income, net	182	170	129	352	259
Change in FDIC indemnification asset	(19)	(176)	(1,712)	(195)	(912)
Other income	503	546	521	1,049	1,111

Total non-interest income	2,064	1,908	251	3,972	3,160

Non-interest expense:
Salaries and employee benefits	7,287	7,198	7,075	14,485	13,712
Occupancy and equipment	1,832	1,785	1,719	3,617	3,565
Data processing	668	591	636	1,259	1,458
Marketing	369	403	379	772	694
Professional services	628	554	413	1,182	1,047
State and local taxes	320	310	369	630	725
Impairment loss on investment securities	24	36	19	60	44
Federal deposit insurance premium	263	275	432	538	889
Other real estate owned, net	196	256	48	452	565
Other expense	1,283	1,190	1,483	2,473	2,957

Total non-interest expense	12,870	12,598	12,573	25,468	25,656

Income before income taxes	4,785	6,113	2,309	10,898	3,359
Income tax expense	1,591	1,943	624	3,534	909

Net income	$3,194	$4,170	$1,685	$7,364	$2,450

Basic earnings per common share	$0.21	$0.27	$0.11	$0.48	$0.16
Diluted earnings per common share	$0.21	$0.27	$0.11	$0.48	$0.16
Average number of common shares outstanding	15,124,151	15,294,689	15,463,260	15,209,421	15,455,726
Average number of diluted common shares outstanding	15,197,425	15,368,032	15,533,025	15,295,025	15,527,224

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Performance Ratios:
Efficiency ratio	70.43%	67.72%	68.31%	69.06%	69.51%
Return on average assets	0.95%	1.24%	0.51%	1.10%	0.37%
Return on average equity	6.26%	8.19%	3.29%	7.22%	2.41%
Average Balances:
Loans, including purchased loans	$993,880	$996,305	$972,608	$995,093	$972,536
Taxable investment securities	126,745	121,108	130,060	123,926	127,223
Nontaxable investment securities	36,809	34,779	23,914	35,794	22,526
Interest earning deposits	79,872	96,324	95,641	88,098	108,602
Total interest earning assets	1,242,900	1,254,110	1,227,817	1,248,505	1,236,481
Total assets	1,347,749	1,355,808	1,330,054	1,351,779	1,341,191
Interest bearing deposits	889,184	897,442	904,075	893,313	913,200
Securities sold under agreement to repurchase	18,301	19,697	17,998	18,999	19,242
Total interest bearing liabilities	907,487	917,139	922,073	912,314	932,442
Non-interest bearing deposits	226,344	227,970	195,112	227,157	195,471
Total equity	205,172	204,877	205,625	205,024	204,944
Tangible common equity	190,800	190,396	190,816	190,597	190,078
Net Interest Spread:
Yield on loans, net	6.66%	6.87%	7.77%	6.77%	7.34%
Yield on taxable investment securities	1.92%	2.16%	2.37%	2.04%	2.27%
Yield on nontaxable investment securities	2.92%	2.96%	3.34%	2.94%	3.39%
Yield on interest earning deposits	0.27%	0.26%	0.26%	0.26%	0.26%
Yield on interest earning assets	5.63%	5.77%	6.49%	5.70%	6.09%
Cost of interest bearing deposits	0.53%	0.57%	0.75%	0.55%	0.79%
Cost of securities sold under agreement to repurchase	0.36%	0.37%	0.45%	0.36%	0.44%
Cost of interest bearing liabilities	0.52%	0.57%	0.74%	0.55%	0.78%
Net interest spread	5.10%	5.20%	5.75%	5.15%	5.31%
Net interest margin	5.25%	5.35%	5.93%	5.30%	5.50%

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Allowance for Originated Loan Losses:
Allowance balance, beginning of period	$22,563	$22,317	$21,382	$22,317	$22,062
Provision for loan losses	200	—	1,995	200	4,590
Net recoveries (charge-offs):
Commercial business	(1,666)	950	(1,160)	(716)	(1,674)
One-to-four family residential	(76)	—	—	(76)	(15)
Real estate construction	(104)	(691)	(197)	(795)	(2,845)
Consumer	(74)	(13)	(9)	(87)	(107)

Total net recoveries (charge-offs)	(1,920)	246	(1,366)	(1,674)	(4,641)

Allowance balance, end of period	$20,843	$22,563	$22,011	$20,843	$22,011

	Three Months Ended			Six Months Ended
	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Allowance for Purchased Covered Loan Losses:
Allowance balance, beginning of period	$4,111	$3,963	$1,512	$3,963	$—
Net charge-offs	—	(33)	—	(33)	—
Provision for (recovery of) loan losses	(138)	181	1,004	43	2,516

Allowance balance, end of period	$3,973	$4,111	$2,516	$3,973	$2,516

	Three Months Ended			Six Months Ended
	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Allowance for Purchased Non-Covered Loan Losses:
Allowance balance, beginning of period	$4,121	$4,635	$266	$4,635	$—
Net charge-offs	(11)	(224)	—	(235)	—
Provision for (recovery of) loan losses	557	(290)	525	267	791

Allowance balance, end of period	$4,667	$4,121	$791	$4,667	$791

	Three Months Ended			Six Months Ended
	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Other Real Estate Owned:
Balance, beginning of period	$8,349	$4,484	$3,518	$4,484	$3,030
Additions	1,217	4,309	—	5,526	1,337
Proceeds from dispositions	(790)	(101)	(1,333)	(891)	(1,808)
Gain (loss) on sale	10	(12)	(40)	(2)	(53)
Valuation adjustments	(152)	(331)	(234)	(483)	(595)

Balance, end of period	$8,634	$8,349	$1,911	$8,634	$1,911

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands, except per share amounts; unaudited)

	As of Period End
	June 30, 2012	March 31, 2012	June 30, 2011
Financial Measures:
Book value per common share	$13.22	$13.29	$13.14
Tangible book value per common share	$12.27	$12.36	$12.20
Stockholders’ equity to total assets	15.0%	15.0%	15.4%
Tangible common equity to tangible assets	14.0%	14.1%	14.4%
Tier 1 leverage capital to average assets	13.8%	14.1%	14.4%
Tier 1 capital to risk-weighted assets	18.9%	19.9%	20.4%
Total capital to risk-weighted assets	20.2%	21.2%	21.6%
Net loans to deposits ratio	90.1%	87.1%	88.7%

	As of Period End
	June 30, 2012	March 31, 2012	June 30, 2011
Nonperforming Originated Assets:
Nonaccrual originated loans by type:
Commercial business	$7,507	$8,075	$11,566
One-to-four family residential	753	1,226	—
Real estate construction and land development	8,289	8,706	12,123
Consumer	148	191	105

Total nonaccrual originated loans(1)(2)	16,697	18,198	23,794

Other noncovered real estate owned	8,071	7,644	1,911

Nonperforming originated assets	$24,768	$25,842	$25,705

Restructured originated performing loans(3)	$14,145	$14,606	$5,195
Accruing originated loans past due 90 days or more(4)	564	235	531
Potential problem originated loans(5)	28,298	31,274	47,311
Allowance for loan losses to:
Total originated loans	2.44%	2.69%	2.81%
Nonperforming originated loans(6)	144.73%	143.11%	109.38%
Nonperforming originated loans to total originated loans(6)	1.69%	1.88%	2.57%
Nonperforming originated assets to total originated assets(6)	1.92%	1.95%	1.97%

(1)	$10.3 million, $10.7 million and $5.3 million of nonaccrual loans were considered troubled debt restructurings at June 30, 2012, March 31, 2012 and June 30, 2011, respectively.
(2)	$2.3 million, $2.4 million and $3.7 million of nonaccrual loans were guaranteed by government agencies at June 30, 2012, March 31, 2012 and June 30, 2011, respectively.
(3)	$461,000 of restructured originated performing loans were guaranteed by government agencies at June 30, 2012 and March 31, 2012, respectively. There were no restructured originated performing loans guaranteed by government agencies at June 30, 2011.
(4)	There were no accruing originated loans past due 90 days or more guaranteed by government agencies at June 30, 2012 or March 31, 2012 and there were $176,000 accruing originated loans past due 90 days or more that were guaranteed by government agencies at June 30, 2011.
(5)	Potential problem loans are those loans that are currently accruing interest and are not considered impaired, but which are being monitored because the financial information of the borrower causes concern as to their ability to comply with their loan repayment terms. $3.2 million, $2.6 million and $4.8 million of potential problem originated loans were guaranteed by government agencies at June 30, 2012, March 31, 2012 and June 30, 2011, respectively.
(6)	Excludes portions guaranteed by government agencies.

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands; unaudited)

	June 30, 2012		March 31, 2012		June 30, 2011
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Loan Composition
Originated loans:
Commercial business:
Commercial and industrial	$278,194	32.6%	$271,976	32.4%	$272,313	34.8%
Owner-occupied commercial real estate	180,982	21.2%	176,637	21.1%	156,615	20.0%
Non-owner occupied commercial real estate	257,263	30.1%	249,202	29.8%	219,154	28.0%

Total commercial business	716,439	83.9%	697,815	83.3%	648,082	82.8%
One-to-four family residential	37,752	4.4%	37,911	4.5%	38,704	5.0%
Real estate construction and land development:
One-to-four family residential	24,132	2.8%	23,483	2.8%	23,845	3.0%
Five or more family residential and commercial properties	46,457	5.5%	48,122	5.8%	42,043	5.4%

Total real estate construction and land development	70,589	8.3%	71,605	8.6%	65,888	8.4%
Consumer	30,749	3.6%	31,820	3.8%	31,447	4.0%

Gross originated loans	855,529	100.2%	839,151	100.2%	784,121	100.2%
Deferred loan fees, net	(1,896)	(0.2)%	(1,805)	(0.2)%	(1,624)	(0.2)%

Total originated loans	853,633	100.0%	837,346	100.0%	782,497	100.0%

Purchased covered loans	101,330		104,609		120,120
Purchased non-covered loans	76,940		79,727		104,264

Total loans, net of net deferred loan fees	$1,031,903		$1,021,682		$1,006,881

	June 30, 2012		March 31, 2012		June 30, 2011
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Deposit Composition
Non-interest demand deposits	$227,766	20.5%	$234,705	20.6%	$193,815	17.5%
NOW accounts	297,746	26.7%	300,314	26.3%	311,324	28.1%
Money market accounts	170,909	15.3%	173,903	15.3%	148,401	13.4%
Savings accounts	109,931	9.9%	116,211	10.2%	100,990	9.1%

Total non-maturity deposits	806,352	72.4%	825,133	72.4%	754,530	68.1%
Certificate of deposit accounts	306,994	27.6%	314,404	27.6%	353,190	31.9%

Total deposits	$1,113,346	100.0%	$1,139,537	100.0%	$1,107,720	100.0%